UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 27, 2007

Humana Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5975                                          61-0647538
(Commission File Number)                      (IRS Employer Identification No.)

500 West Main Street, Louisville, KY                          40202
(Address of Principal Executive Offices)                         (Zip Code)

502-580-1000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

On September 27, 2007, the Centers for Medicare and Medicaid Services ("CMS") made public the detailed results of its open-market bidding process for 2008 stand-alone Prescription Drug Plans ("PDPs") by plan and geography (the "CMS Release").

Humana Inc. (the "Company") priced its 2008 PDP bids based upon its full-year 2006 claims experience which, together with an average target pretax margin in the 4 to 5 percent range, resulted in the Company exceeding the benchmarks for the assignment of low-income beneficiaries in several states. Those actions are expected to result in CMS automatically reassigning approximately 265,000 beneficiaries to other health plans. Additionally, approximately 180,000 low-income beneficiaries who electively joined Humana, and who reside in areas where Humana is no longer below the benchmark, will be notified of the incremental monthly premium above the benchmark they must pay to remain with Humana. Should any member choose not to pay that premium, the member may opt for another PDP below the benchmark in the member's geography of residence. After completing an initial analysis of competitor positioning with respect to low-income PDP membership pricing pursuant to the CMS Release, the Company believes it will gain approximately 25,000 to 50,000 PDP members when low-income beneficiaries from other plans exceeding the benchmarks are reallocated.

The net change in low-income PDP membership is not expected to have a negative impact upon the Company's earnings for 2008.

The Company intends to provide consolidated earnings guidance for 2008 (including membership expectations by line of business) in its third quarter 2007 earnings release scheduled for Monday, October 29, 2007.

Cautionary Statement

This filing contains statements that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the company's Form 10-K for the year ended December 31, 2006, its Form 10-Qs for the periods ended March 31, 2007 and June 30, 2007, and Form 8-Ks filed during 2007, as filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: /s/ Kathleen Pellegrino Kathleen Pellegrino Vice President & Acting General Counsel

Dated:    October 2, 2007